Exhibit 99.1

Contacts:

Rick Neely

Chief Financial Officer

408-321-6756

TESSERA TECHNOLOGIES NAMES THOMAS LACEY INTERIM CEO

SAN JOSE, Calif., May 30, 2013 — Tessera Technologies, Inc. (NASDAQ:TSRA) (“Tessera” or the “Company”) today announced that, as part of the Company’s previously announced settlement agreement with Starboard Value LP, the Board of Directors (“Board”) has named one of the Company’s directors, Thomas Lacey, as interim chief executive officer (“CEO”), effective May 29, 2013. Upon Lacey’s appointment as interim CEO, Hill returned to his role as non-executive chair. The Company currently has a search for a new CEO underway.

“I would like to thank Tessera’s management team and employees for their support and effort given to me during my time as interim CEO,” said Hill. “I look forward to continuing to work with the Board to further build upon changes implemented in the first half of 2013 to help drive Tessera to new levels of success.”

“I look forward to working closely with my fellow directors and the senior management team on a strategic plan for long-term sustainable growth and profitability for the Company,” said Lacey.

Thomas Lacey, age 55, is the former chairman and CEO of Components Direct, a provider of cloud-based product life cycle solutions, and served in those capacities from May 2011 through April 2013. Previously, Lacey served as the president, CEO and a director of Phoenix Technologies Ltd., a global provider of basic input-output software for personal computers, from February 2010 to February 2011. Prior to joining Phoenix Technologies Ltd., Lacey was the corporate vice president and general manager of the SunFabTM Thin Film Solar Products group of Applied Materials, Inc. from September 2009. Lacey previously served as president of Flextronics International’s Components Division, now Vista Point Technologies, from 2006 to 2007. Lacey joined Flextronics in connection with the sale to Flextronics of International Display Works, where Lacey had been chairman, president and CEO from

2004 to 2006. Prior to International Display Works, Lacey held various management and executive positions at Intel Corporation for 13 years, including vice president sales and marketing, president of Intel Americas, and vice president and general manager, Flash Products.

Lacey currently serves on the board of directors and the audit committee of International Rectifier Corporation, a leader in power management technology, and has served in those capacities since March 2008. In May 2012, Lacey was appointed to the board of directors of DSP Group, Inc. (“DSP”), a leading global provider of wireless chipset solutions for converged communications, and in May 2013 was appointed to DSP’s audit committee.

Lacey holds a BA in Computer Science from the University of California, Berkeley, and an MBA from the Leavy School of Business at Santa Clara University.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the appointment of Mr. Lacey as interim chief executive officer, the search for a new chief executive officer, the impact of these changes on the Company and the Company’s strategic plans, growth and profitability. Material factors that may cause results to differ from the statements made include the plans or operations relating to the Company’s businesses; market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company’s ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company’s intellectual property or intellectual property litigations, or invalidation or limitation of key patents; the timing and results, which are not predictable and may vary in any individual proceeding, of any ICC ruling or award, including in the Amkor arbitration; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductor and camera module products; failure by the industry to use technologies covered by the Company’s patents; the expiration of the Company’s patents; the Company’s ability to successfully complete and integrate acquisitions of businesses; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company’s businesses; failure of the Company’s products to achieve technological feasibility or profitability; failure to successfully commercialize the Company’s products; changes in demand for the products of the Company’s customers; limited opportunities to license technologies and sell products due to high concentration in the markets for semiconductors and related products and camera modules; the impact of competing technologies on the demand for the Company’s technologies and products; and the reliance on a limited number of suppliers for the components used in the manufacture of DOC products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2012, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, include more information about factors that could affect the Company’s financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

About Tessera Technologies

Tessera Technologies, Inc. is a holding company with operating subsidiaries in two segments: Intellectual Property and DigitalOptics. Our Intellectual Property segment, managed by Tessera Intellectual Property Corp., generates revenue from manufacturers and other implementers that use our technology. Our DigitalOptics business delivers innovation in imaging systems for smartphones. For more information call 1.408.321.6000 or visit www.tessera.com.

Tessera, the Tessera logo, DOC, the DOC logo, and Invensas Corporation are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

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